Disclaimer

 The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Fortis Securities LLC

Deal Name	ABSHE2007-HE1
Settle
S&P Expected Loss
Moodys Expected Loss

Collateral	Age	4
	Notional Bal	$713,489,777.96
	Gross Wac	8.362
	Net Wac
	WA MTR	24			** Remaning Months to roll
	Max Rate	14.483
	Gross Margin	6.197
	FICO	632
	LTV	81.51

		%	FICO	LTV*
	% FICO < 625	47.01	581	79.76
	% FICO < 550	8.54	528	73.63
	LTV > 90%	17.7	647	97.26
	IO Loans	13.28	665	81.01
	40 YR Loans	32.1	626	80.96
	Fixed	24.91	645	82.15
	Float	75.09	628	81.3
	% Cali	22.55	650	79.44
	Avg Bal	172,841.52			** Avg Balance of entire pool
	Purchase	41.1	653	85.39
	Other	58.9	618	78.8
	Owner	94.62	630	81.42
	Other	5.38	675	83.16
	Full Doc's	59.22	618	81.29
	Lite	0	0	0
	Other	40.78	653	81.82
	1st Liens	93.82	630	80.31
	2nd Liens	6.18	663	99.69
	Simultaneous 2nds	26.49	661	80.02
	DTI	41.71			** Non zero DTI of entire pool
	PP = 0 months	29.24	629	82.41
	PP = 12 months	6.72	649	79.71
	PP = 24 months	42	626	82.43
	PP = 30 months	0.07	598	85.2
	PP = 36 months	21.83	643	79.06
	PP = 48 months	0.03	613	95
	PP = 60 months	0.11	655	81.13

	* LTV contains LTV for first liens and CLTV for second liens